Exhibit 99.1

NEWS RELEASE

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E EQUIPMENT SERVICES, INC. ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

BATON ROUGE, Louisiana — (February 4, 2013) — H&E Equipment Services, Inc. (NASDAQ: HEES) (the “Company”) today announced the closing of an offering of $100 million aggregate principal amount of 7% senior notes due 2022 (the “New Notes”) in an unregistered offering through a private placement (the “Offering”). The New Notes are senior unsecured obligations of the Company and are guaranteed by certain of its domestic subsidiaries.

The New Notes were issued as additional notes under an indenture dated as of August 20, 2012 pursuant to which the Company previously issued $530,000,000 of 7% senior notes due 2022 (the “Existing Notes”). The New Notes rank equally with and form a part of a single class of securities with the Existing Notes.

The Company will use the proceeds from the Offering to repay indebtedness outstanding under its senior secured credit facility and for the payment of fees and expenses related to the Offering.

The New Notes and related guarantees were offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 65 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.